Exhibit 99.1

Cactus Announces Fourth Quarter and Full Year 2020 Results

HOUSTON – February 24, 2021 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2020.
Fourth Quarter 2020 Highlights
•Revenue of $68.1 million;
•Income from operations of $8.4 million;
•Net income of $6.1 million(1) and diluted earnings per Class A share of $0.07(1);
•Net income, as adjusted(2) of $6.3 million and diluted earnings per share, as adjusted(2) of $0.08;
•Adjusted EBITDA(3) and related margin(4) of $19.8 million and 29.1%, respectively;
•Cash flow from operations of $21.9 million;
•Cash balance of $288.7 million and no bank debt outstanding as of December 31, 2020; and
•In January 2021, the Board of Directors declared a quarterly cash dividend of $0.09 per share.
Financial Summary

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(in thousands)			(in thousands)
Revenues	$68,090	$59,789	$140,238	$348,566	$628,414
Income from operations	$8,423	$12,556	$36,085	$70,039	$183,150
Operating income margin	12.4%	21.0%	25.7%	20.1%	29.1%
Net income(1)	$6,136	$10,886	$31,274	$59,215	$156,303
Net income, as adjusted(2)	$6,287	$9,517	$27,721	$55,179	$139,862
Adjusted EBITDA(3)	$19,844	$24,550	$48,413	$121,022	$228,999
Adjusted EBITDA margin(4)	29.1%	41.1%	34.5%	34.7%	36.4%

(1)Net income during the third quarter of 2020 is inclusive of $1.9 million in expense related to the revaluation of the tax receivable agreement liability. Net income during the fourth quarter of 2019 is inclusive of $4.8 million in additional income related to the revaluation of the tax receivable agreement liability and $2.7 million of net additional tax expenses associated with various non-routine items. Net income for the full year 2020 is inclusive of $1.9 million in non-routine charges related to severance and $0.6 million in expense related to the revaluation of the tax receivable agreement liability. Net income for the full year 2019 is inclusive of $5.3 million in additional income related to the revaluation of the tax receivable agreement liability, $1.0 million in offering related expenses and $2.6 million of net additional tax expenses associated with various non-routine items.
(2)Net income, as adjusted and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus Wellhead, LLC (“Cactus LLC”), its operating subsidiary, at the beginning of the period. Additional information regarding net income, as adjusted and diluted earnings per share, as adjusted and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.
(3)Adjusted EBITDA is a non-GAAP financial measure. See definition of Adjusted EBITDA and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.
(4)The percentage of Adjusted EBITDA to Revenues.

Scott Bender, President and CEO of Cactus, commented, “Our industry-leading technology and continued ability to execute placed Cactus in an excellent position to capitalize on the cyclical market recovery that is now underway. As such, Cactus achieved record Product market share(1) during the fourth quarter, as we supplied wellhead equipment for approximately 43% of the U.S. land rigs in operation. Full year and fourth quarter 2020 results highlighted our ability to generate substantial free cash flow and maintain strong margins even in challenging markets.
“Looking to the first quarter of 2021, we expect further gains in rigs followed will benefit our Product business. Additionally, we have witnessed meaningful sequential growth in Rental activity to start the year as customers return to higher-end suppliers with a focus on safety and technology. We expect double digit revenue growth on a percentage basis across all our business lines sequentially during the first quarter, even when accounting for the impact of the adverse weather witnessed in recent weeks.
“In addition to the increased activity witnessed during the fourth quarter, there are a number of positive developments unfolding for Cactus. The macroeconomic environment and associated demand for our products and services is clearly improving in the U.S., as noted by our early 2021 outlook. On the R&D front, we are currently in the late stages of developing technologies specifically designed to reduce the environmental impact of flow control equipment and assist our customers in realizing their ESG-related goals. Additionally, we made our first shipments of equipment to the Middle East in January 2021, which should provide opportunities for growth in the region this year.”
Mr. Bender concluded, “Our performance and recent developments provide grounds for optimism about the trajectory of the business. As always, we will operate with a focus on margins, returns, and creating value for our shareholders.”
(1)Additional information regarding market share and rigs followed is located in the Supplemental Information tables.

Revenue Categories
Product

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
	(in thousands)
Product revenue	$43,020	$35,857	$83,371
Gross profit	$13,268	$15,978	$31,059
Gross margin	30.8%	44.6%	37.3%

Fourth quarter 2020 product revenue increased $7.2 million, or 20.0%, sequentially, as sales of wellhead and production related equipment increased primarily due to higher drilling activity and increased market share in the U.S. Gross profit decreased $2.7 million, or 17.0%, sequentially, with margins decreasing 1,380 basis points driven largely by a $5.2 million decrease in credits related to tariff refunds. Absent these credits, gross margins would have increased approximately 100 basis points sequentially.

Rental

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
	(in thousands)
Rental revenue	$8,590	$9,881	$28,215
Gross profit (loss)	$(826)	$234	$12,821
Gross margin	(9.6)%	2.4%	45.4%

Fourth quarter 2020 rental revenue decreased $1.3 million, or 13.1%, sequentially, as our customers’ utilization of our rental equipment declined during the quarter. Gross profit decreased $1.1 million sequentially and margins decreased 1,200 basis points due largely to a $0.6 million decrease in credits related to tariff refunds and depreciation expense representing a higher percentage of revenue during the period.

Field Service and Other

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
	(in thousands)
Field service and other revenue	$16,480	$14,051	$28,652
Gross profit	$4,957	$4,728	$4,594
Gross margin	30.1%	33.6%	16.0%

Fourth quarter 2020 field service and other revenue increased $2.4 million, or 17.3%, sequentially, as higher customer activity drove an increase in associated billable hours and ancillary services. Gross profit increased $0.2 million, or 4.8%, sequentially, with margins decreasing by 350 basis points sequentially due to reduced labor utilization associated with the holidays and a reduction in savings related to the optimization of the Company’s vehicle fleet.
Selling, General and Administrative Expenses (“SG&A”)
SG&A for the fourth quarter of 2020 was $9.0 million (13.2% of revenues), compared to $8.4 million (14.0% of revenues) for the third quarter of 2020 and $12.4 million (8.8% of revenues) for the fourth quarter of 2019. The sequential increase was primarily due to higher payroll and safety and training related expenses due to an increase in headcount.
Liquidity, Capital Expenditures and Other
As of December 31, 2020, the Company had $288.7 million of cash and no bank debt outstanding. Operating cash flow was $21.9 million for the fourth quarter of 2020. During the fourth quarter, the Company made dividend payments and associated distributions of $5.0 million.
Net cash used in investing activities represented $1.7 million during the fourth quarter of 2020. Net capital expenditures for the full year 2020 were $18.1 million. For the full year 2021, the Company expects net capital expenditures to be in the range of $10 to $15 million.

Quarterly Dividend
In January 2021 the Board of Directors (the “Board”) approved and the Company announced the payment of a cash dividend of $0.09 per share of Class A common stock to be paid on March 18, 2021 to holders of record of Class A common stock at the close of business on March 1, 2021. A corresponding distribution of up to $0.09 per CW Unit has also been approved for holders of CW Units of Cactus Wellhead, LLC.
Conference Call Details
The Company will host a conference call to discuss financial and operational results tomorrow, Thursday, February 25, 2021 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The call will be webcast on Cactus’ website at www.CactusWHD.com. Institutional investors and analysts may participate by dialing (833) 665-0603. International parties may dial (929) 517-0394. The access code is 3572986. Please access the webcast or dial in for the call at least 10 minutes ahead of start time to ensure a proper connection. An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.
About Cactus, Inc.
Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, Marcellus, Utica, Haynesville, Eagle Ford, Bakken and SCOOP/STACK, among other areas, and in Eastern Australia.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “potential,” “will,” “hope” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the Securities and Exchange Commission. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement.
Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.

Cactus, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in thousands, except per share data)
Revenues
Product revenue	$43,020	$83,371	$206,801	$357,087
Rental revenue	8,590	28,215	66,169	141,816
Field service and other revenue	16,480	28,652	75,596	129,511
Total revenues	68,090	140,238	348,566	628,414

Costs and expenses
Cost of product revenue	29,752	52,312	131,728	220,615
Cost of rental revenue	9,416	15,394	49,077	69,829
Cost of field service and other revenue	11,523	24,058	56,143	103,163
Selling, general and administrative expenses	8,976	12,389	39,715	51,657
Severance expenses	—	—	1,864	—
Total costs and expenses	59,667	104,153	278,527	445,264
Income from operations	8,423	36,085	70,039	183,150

Interest (expense) income, net	(150)	390	701	879
Other income (expense), net	—	4,778	(555)	4,294
Income before income taxes	8,273	41,253	70,185	188,323
Income tax expense	2,137	9,979	10,970	32,020
Net income	$6,136	$31,274	$59,215	$156,303
Less: net income attributable to non-controlling interest	2,934	13,216	24,769	70,691
Net income attributable to Cactus, Inc.	$3,202	$18,058	$34,446	$85,612

Earnings per Class A share - basic	$0.07	$0.38	$0.73	$1.90
Earnings per Class A share - diluted (a)	$0.07	$0.38	$0.72	$1.88

Weighted average shares outstanding - basic	47,610	47,128	47,457	44,983
Weighted average shares outstanding - diluted (a)	47,985	75,405	75,495	75,353

(a)Dilution for the twelve months ended December 31, 2020 includes $26.2 million of additional pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 24.0%, and 27.9 million weighted average shares of Class B common stock plus the dilutive effect of restricted stock unit awards. Dilution for the three and twelve months ended December 31, 2019 includes an additional $13.6 million and $73.7 million of pre-tax income attributable to non-controlling interest adjusted for a corporate effective tax rate of 24.0% and 28.0 million and 30.1 million weighted average shares of Class B common stock, respectively, plus the effect of dilutive securities.

Cactus, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2020	2019
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$288,659	$202,603
Accounts receivable, net	44,068	87,865
Inventories	87,480	113,371
Prepaid expenses and other current assets	4,935	11,044
Total current assets	425,142	414,883

Property and equipment, net	142,825	161,748
Operating lease right-of-use assets, net	21,994	26,561
Goodwill	7,824	7,824
Deferred tax asset, net	216,603	222,545
Other noncurrent assets	1,206	1,403
Total assets	$815,594	$834,964

Liabilities and Equity
Current liabilities
Accounts payable	$20,163	$40,957
Accrued expenses and other current liabilities	11,392	22,067
Current portion of liability related to tax receivable agreement	9,290	14,630
Finance lease obligations, current portion	3,823	6,735
Operating lease liabilities, current portion	4,247	6,737
Total current liabilities	48,915	91,126

Deferred tax liability, net	786	1,348
Liability related to tax receivable agreement, net of current portion	195,061	201,902
Finance lease obligations, net of current portion	2,240	3,910
Operating lease liabilities, net of current portion	17,822	20,283
Total liabilities	264,824	318,569

Equity	550,770	516,395
Total liabilities and equity	$815,594	$834,964

Cactus, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Twelve Months Ended December 31,
	2020	2019
	(in thousands)
Cash flows from operating activities
Net income	$59,215	$156,303
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	40,520	38,854
Deferred financing cost amortization	168	168
Stock-based compensation	8,599	6,995
Provision for expected credit losses	342	355
Inventory obsolescence	4,840	2,552
(Gain) loss on disposal of assets	(2,480)	236
Deferred income taxes	6,948	25,403
(Gain) loss from revaluation of liability related to tax receivable agreement	555	(5,336)
Changes in operating assets and liabilities:
Accounts receivable	44,829	4,204
Inventories	18,201	(17,592)
Prepaid expenses and other assets	6,177	438
Accounts payable	(19,434)	(607)
Accrued expenses and other liabilities	(10,893)	6,994
Payments pursuant to tax receivable agreement	(14,207)	(9,335)
Net cash provided by operating activities	143,380	209,632

Cash flows from investing activities
Capital expenditures and other	(24,493)	(59,703)
Proceeds from sale of assets	6,346	3,755
Net cash used in investing activities	(18,147)	(55,948)

Cash flows from financing activities
Payments on finance leases	(5,317)	(7,484)
Dividends paid to Class A common stock shareholders	(17,140)	(4,244)
Distributions to members	(16,304)	(8,392)
Repurchase of shares	(1,445)	(1,549)
Net cash used in financing activities	(40,206)	(21,669)

Effect of exchange rate changes on cash and cash equivalents	1,029	(253)

Net increase in cash and cash equivalents	86,056	131,762

Cash and cash equivalents
Beginning of period	202,603	70,841
End of period	$288,659	$202,603

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
Net income, as adjusted and diluted earnings per share, as adjusted
(unaudited)

Net income, as adjusted and diluted earnings per share, as adjusted are not measures of net income as determined by GAAP. Net income, as adjusted and diluted earnings per share, as adjusted are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements. Cactus defines net income, as adjusted as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Net income, as adjusted, also includes certain other adjustments described below. Cactus defines diluted earnings per share, as adjusted as net income, as adjusted divided by weighted average shares outstanding, as adjusted. The Company believes this supplemental information is useful for evaluating performance period over period.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(in thousands, except per share data)
Net income	$6,136	$10,886	$31,274	$59,215	$156,303
Adjustments:
Severance expenses, pre-tax(1)	—	—	—	1,864	—
Other non-operating (income) expense, pre-tax(2)	—	1,865	(4,778)	555	(5,336)
Secondary offering related expenses, pre-tax(3)	—	—	—	—	1,042
Income tax expense differential(4)	151	(3,234)	1,225	(6,455)	(12,147)
Net income, as adjusted	$6,287	$9,517	$27,721	$55,179	$139,862

Diluted earnings per share, as adjusted	$0.08	$0.13	$0.37	$0.73	$1.86

Weighted average shares outstanding, as adjusted(5)	75,740	75,622	75,405	75,495	75,353

(1)Represents non-routine charges related to severance benefits.
(2)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.
(3)Reflects fees and expenses recorded in the first quarter of 2019 in connection with the offering of Class A common stock by certain selling stockholders, excluding underwriting discounts and selling commissions incurred by the selling stockholders.
(4)Represents the increase or decrease in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each period and what would have been recorded, adjusted for pre-tax items listed above, based on a corporate effective tax rate of 24.0% on income before income taxes for the three and twelve months ended December 31, 2020 and December 31, 2019 and 25.5% for the three months ended September 30, 2020.
(5)Reflects 47.6, 47.5, and 47.1 million weighted average shares of basic Class A common stock and 27.8, 27.9 and 28.0 million of additional shares for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, and 47.5 and 45.0 million weighted average shares of basic Class A common stock and 27.9 and 30.1 million of additional shares for the twelve months ended December 31, 2020 and December 31, 2019, respectively, as if the weighted average shares of Class B common stock were exchanged and canceled for Class A common stock at the beginning of the period, plus the effect of dilutive securities.

Cactus, Inc. – Supplemental Information
Reconciliation of GAAP to non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
(unaudited)

EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting the Company’s business.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(in thousands)			(in thousands)
Net income	$6,136	$10,886	$31,274	$59,215	$156,303
Interest (income) expense, net	150	(218)	(390)	(701)	(879)
Income tax expense	2,137	23	9,979	10,970	32,020
Depreciation and amortization	9,258	9,762	10,590	40,520	38,854
EBITDA	17,681	20,453	51,453	110,004	226,298
Severance expenses(1)	—	—	—	1,864	—
Other non-operating (income) expense(2)	—	1,865	(4,778)	555	(5,336)
Secondary offering related expenses	—	—	—	—	1,042
Stock-based compensation	2,163	2,232	1,738	8,599	6,995
Adjusted EBITDA	$19,844	$24,550	$48,413	$121,022	$228,999

(1)Represents non-routine charges related to severance benefits.
(2)Represents non-cash adjustments for the revaluation of the liability related to the tax receivable agreement.

Cactus, Inc. – Supplemental Information
Depreciation and Amortization by Category
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
	(in thousands)			(in thousands)
Cost of product revenue	$813	$802	$893	$3,506	$3,304
Cost of rental revenue	6,664	6,936	7,014	28,063	24,881
Cost of field service and other revenue	1,601	1,803	2,500	8,075	9,986
Selling, general and administrative expenses	180	221	183	876	683
Total depreciation and amortization	$9,258	$9,762	$10,590	$40,520	$38,854

Cactus, Inc. – Supplemental Information
Estimated Market Share
(unaudited)

Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average. Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Cactus U.S. onshore rigs followed	127	91	246
Baker Hughes U.S. onshore rig count quarterly average	295	240	796
Market share	43.1%	37.9%	30.9%